Free Writing Prospectus pursuant to Rule 433 dated January 17, 2024

Registration Statement No. 333-269296

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Bristol-Myers Squibb Company, the Common Stock of Humana Inc. and an American Depositary Share of Sanofi due January 28, 2027

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	CUSIP:	40057XWS0
		Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement
Market measures (each referred to as an “underlying stock,” and collectively as the “underlying stocks”):

the common stock of Bristol-Myers Squibb Company (current Bloomberg ticker: “BMY UN”), the common stock of Humana Inc. (current Bloomberg ticker: “HUM UN”) and an American depositary share (“ADS”) of Sanofi (current Bloomberg ticker: “SNY UW”), representing one-half of one ordinary share of Sanofi

Hypothetical Payout Profile* * assumes a call premium of 36.20% of the face amount.
Pricing date:	expected to be January 24, 2024
Issue date:	expected to be January 29, 2024
Calculation day:	expected to be January 25, 2027
Stated maturity date:	expected to be January 28, 2027
Starting price:	with respect to an underlying stock, the stock closing price of such underlying stock on the pricing date
Ending price:	with respect to an underlying stock, the stock closing price of such underlying stock on the calculation day
Lowest performing underlying stock:	For the call date or the calculation day, the underlying stock with the lowest underlying stock return on that day.
Underlying stock return:	with respect to an underlying stock on the call date or the calculation day: stock closing price on such day – starting price starting price
Upside participation rate:	300.00%
Threshold price:	With respect to an underlying stock, 75% of its starting price
Buffer amount:	25%
Call date:	expected to be January 29, 2025
Call premium:	at least 36.20% of the face amount (at least $362.00 per security)
Call settlement date:	three business days after the call date

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the stock closing price of the lowest performing underlying stock on the call date significantly exceeds its starting price. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of any underlying stock at the upside participation rate.

If the securities are not automatically called and the ending price of the lowest performing underlying stock on the calculation day is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing underlying stock in excess of the buffer amount and will lose some, and possibly up to 75%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated January 17, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated January 17, 2024
●
WFS Product Supplement No. 3 dated February 24, 2023
●
Prospectus Supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

Automatic call:

if the stock closing price of the lowest performing underlying stock on the call date is greater than or equal to its starting price, the securities will be automatically called, and on the call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium

Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending price of the lowest performing underlying stock on the calculation day is greater than its starting price: $1,000 plus:

$1,000 × underlying stock return of the lowest performing underlying stock on the calculation day × upside participation rate;

•
if the ending price of the lowest performing underlying stock on the calculation day is less than or equal to its starting price but greater than or equal to its threshold price: $1,000; or
•
if the ending price of the lowest performing underlying stock on the calculation day is less than its threshold price:
$1,000 + [$1,000 × (underlying stock return of the lowest performing underlying stock on the calculation day + buffer amount)]

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.35% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 3, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on the Call Settlement Date If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Stock Closing Price of the Underlying Stocks at Any Time Other Than on the Call Date or the Calculation Day, as the Case May Be
▪
You May Lose a Substantial Portion of Your Investment in the Securities
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Because the Securities Are Linked to the Performance of the Lowest Performing Underlying Stock, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Stock
▪
A Higher Call Premium, a Lower Stock Closing Price at or Above Which the Securities Will Be Automatically Called and/or a Lower Threshold Price May Reflect Greater Expected Volatility of the Underlying Stocks, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying Stocks and, Potentially, a Significant Loss at Maturity
▪
The Amount You Will Receive on the Call Settlement Date Will Be Capped Due to the Call Premium

▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlying Stock.
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Your Securities Are Subject to Automatic Redemption
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Your Securities Do Not Bear Interest
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The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
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We Will Not Hold Shares of the Underlying Stocks for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Underlying Stock

Additional Risks Related to an ADS of Sanofi

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An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
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The Offered Securities Are Subject to Foreign Currency Exchange Rate Risk
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There Are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Securities Represented By the ADSs
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.